Exhibit 10.1

Magellan GP, LLC

Summary of Independent Director Compensation Program

	Compensation	Timing of Payment(1)
Annual Board Retainer: Cash Common Units	$30,000 $50,000 (number of units determined on the semi-annual payment date)	Semi-annual payment of all retainers as of January 1st and July 1st
Chairman Retainer Fees: Audit Committee Compensation Committee Conflicts Committee	$15,000 $10,000 $10,000	Semi-annual payment of all retainers as of January 1st and July 1st
Meeting Fees: Board Meeting Fees Committee Meeting Fees	$1,500 per meeting $1,500 per meeting	Semi-annual payment of all meeting fees as of June 30th and December 15th

(1) For newly elected directors, the annual unit and cash retainers are payable pro-rata for the year of election. Directors who resign prior to a payment date will receive a pro-rate retainer at time of resignation.